DATED AUGUST 10, 2026

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-294677

CATERPILLAR FINANCIAL SERVICES CORPORATION

MEDIUM-TERM NOTES, SERIES L, FLOATING RATE NOTES DUE 2029

Subject	Final Pricing Details
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series L, Floating Rate Notes Due 2029
Format:	SEC Registered-Registration Statement Number 333-294677
Trade Date:	August 10, 2026
Settlement Date (Original Issue Date):	August 14, 2026, which is the fourth business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Medium-Term Notes on any date prior to one business day before delivery will be required, because the Medium-Term Notes will not initially settle in T+1, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.
Maturity Date:	August 14, 2029
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.000%
Dealers’ Commission:	0.225% (22.5 basis points)
All-in-price:	99.775%
Net Proceeds to Issuer:	$299,325,000
Interest Rate Basis (Benchmark):	Compounded Daily SOFR (as defined in the Prospectus Supplement dated March 27, 2026)
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+52.0 basis points (0.520%)
Interest Rate Calculation:	Compounded Daily SOFR determined on Interest Determination Date plus the Spread
Minimum Interest Rate:	0.000%
Initial Interest Rate:	Compounded Daily SOFR determined on November 12, 2026 plus the Spread, accruing from and including August 14, 2026 to but excluding the first Interest Payment Date, calculated as described in the Prospectus Supplement dated March 27, 2026
Interest Reset Periods and Dates:	Quarterly on the 14th of February, May, August and November of each year prior to the Maturity Date, calculated as described in the Prospectus Supplement dated March 27, 2026

Interest Determination Dates:	Quarterly, two (2) U.S. Government Securities Business Days prior to each Interest Payment Date
Interest Payment Dates:	Interest will be paid quarterly on the 14th of February, May, August and November commencing November 14, 2026 and ending on the Maturity Date
Interest Period	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date)
Observation Period:	The period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.32%)
J.P. Morgan Securities LLC (23.32%)
SG Americas Securities, LLC (23.32%)
Co-Managers:	Academy Securities, Inc. (2.53%)
BNP Paribas Securities Corp. (2.53%)
HSBC Securities (USA) Inc. (2.53%)
ING Financial Markets LLC (2.53%)
Lloyds Securities Inc. (2.53%)
TD Securities (USA) LLC (2.53%)
U.S. Bancorp Investments, Inc. (2.53%)
Commerz Markets LLC (1.97%)
Scotia Capital (USA) Inc. (1.68%)
Standard Chartered Bank (1.68%)
Wells Fargo Securities, LLC (1.68%)
ANZ Securities, Inc. (0.84%)
BBVA Securities Inc. (0.84%)
ICBC Standard Bank Plc (0.84%)
Mischler Financial Group, Inc. (0.84%)
Santander US Capital Markets LLC (0.84%)
Itau BBA USA Securities, Inc. (0.56%)
Westpac Capital Markets LLC (0.56%)
Billing and Delivery Agent:	SG Americas Securities, LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association

CUSIP:	14913V2F4
No PRIIPs KID - No EU PRIIPs key information document (KID) or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.
This term sheet supplements the prospectus supplement dated March 27, 2026 and the related prospectus dated March 27, 2026; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533 or SG Americas Securities, LLC toll free at 1-855-881-2108.